EMC
METALS CORP.
The Specialty Metals Company

Via email: edw.dickinson@gmail.com

August 13, 2011

Edward Dickinson
Reno, Nevada

Dear Ed:

Re: Offer of Employment

I am pleased to confirm our offer to you of the position of Chief Financial Officer of EMC Metals Corp. and its subsidiaries (collectively the "Company").

The key terms and conditions of our offer are outlined in this letter. We anticipate incorporating these terms and conditions into a definitive Employment Agreement suitable for the position.

1. Your employment will begin on September 1, 2011, or such other date as mutually agreed by us.

2. Your salary will be USD $75,000 per year, reflecting a 50% time commitment to the Company. Should the job content and demands exceed a 50% time commitment at some point in the future, which is a clear possibility, the Company will consider expanding your role and adjusting this compensation accordingly to reflect additional time and work commitment. You will be paid consistent with the Company's payroll practices.

3. On your start date, you will be granted 300,000 stock options, on and subject to the terms and conditions of the Company's Stock Option Plan. Your options will have a five year term, and the exercise price will be the market price on the date of grant. Your options will vest as follows: 20% on grant, and the remaining 80% in four equal instalments every six months beginning six months from the date of grant. Future grants will be at the discretion of the Company's Compensation Committee.

4. The Company currently does not offer health care benefits, to contractors or employees, although a program to do so may be considered for employees in the future. We understand this is not an issue for you, which has been considered in this offer package, but should the Company offer these benefits to employees in the future, you may be

eligible to participate in that program. It is the Company intent to make you an employee, subject to US tax and withholding, although contractor status will likely be applied to your initial months of work until this structure can be properly established.

5. Your duties and responsibilities as CFO will include (subject to the direction of the CEO and EMC Board):

    a. Managing the overall accounting books and records for the company, across all entities and operations, to a standard set by the Audit Committee and public reporting requirements, in both Canada and USA;

    b. Managing an accounting team of professionals, specifically a Controller, in Reno and possibly other locations globally,

    c. Developing accounting policies, forms, processes, and accounting systems to manage the Company's books and records, and promote suitable budgeting and forecasting disciplines as well as overall cash management reporting,

    d. Overseeing the preparation of Company financial statements, including the MD&A, AIF, 10K/10Q, and other financial forms and submissions,

    e. Directing corporate financial reporting to external institutions, including the TSX, OSC, and SEC, plus managing filings on SEDAR and EDGAR as required,

    f. Managing and directing the cash management function for the Company, including accounts payable, banking, and treasury functions

    g. Overseeing and directing the mineral property management and payment systems for the companies mineral properties,

    h. Management of Corporate Secretary duties, which may be partially outsourced but will require both direct support and direction, and

    i. Such other duties and responsibilities as designated by the CEO and EMC Board.

6. You will report and be responsible to the CEO of the Company, and independently to the Audit Committee of the EMC Board.

7. Because of your half time status in time commitment, vacation has not been considered in your offer, but would be considered if your role moved to a full time commitment, as would eligibility for any cash bonus programs.

8. Your services will be primarily performed at the Company's principal office in Reno, Nevada. You will need to travel internationally to fulfill your duties, and will be expected to be mobile and able to meet those obligations.

9. You will be reimbursed for all reasonable expenses incurred in the furtherance of your duties while travelling or in the field on Company business, in accordance with the Company's standard practices. The Company will also reimburse you for all reasonable out-of-pocket costs incurred by you.

10. In the event that you are terminated following a change of control you will be paid a termination payment equal to one year's base salary.

11. As CFO and an Officer of the Company, you will be subject to all of the Company's internal policies and practices.

Our offer, your appointment as CFO, and your Employment Agreement is subject to formal ratification by the Company's Board of Directors and/or its Compensation Committee, as appropriate.

Ed, it is my pleasure to extend this offer to you, and I look forward to you joining our team.

If the above terms and conditions of employment are acceptable, please sign at the bottom of this letter and return a copy to me before the close of business on August 17, 2011.

Yours very truly,
EMC METALS CORP.

George F. Putnam
President and CEO

Accepted and Agreed to as of
the 15th day of August, 2011 by:

Edward Dickinson
Signature

Edward Dickinson
Name